Exhibit 5.1

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

April 2, 2010

MSCI Inc.

88 Pine Street

New York, NY 10005

Ladies and Gentlemen:

We have acted as counsel to MSCI Inc. (“MSCI”) in connection with MSCI’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by MSCI of shares (the “Shares”) of Class A common stock of MSCI, par value $0.01 per share, to be issued in connection with the merger of Crossway Inc., a wholly owned subsidiary of MSCI (“Merger Subsidiary”), with and into RiskMetrics Group, Inc. (“RiskMetrics”), pursuant to the terms of the Agreement and Plan of Merger dated as of February 28, 2010, among MSCI, RiskMetrics and Merger Subsidiary (as amended, the “Merger Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of RiskMetrics will have adopted the Merger Agreement and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions are consummated in accordance with the terms of the Merger Agreement.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP